UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

AIM IMMUNOTECH INC.

(Name of Registrant as Specified in Its Charter)

TED D. KELLNER

TODD DEUTSCH

ROBERT L. CHIOINI

PAUL W. SWEENEY

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Ted D. Kellner, Todd Deutsch, Robert L. Chioini and Paul W. Sweeney (the “Kellner Group”) have filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for their election to the Board of Directors of AIM Immunotech Inc., a Delaware corporation (the “Company” or “AIM”), at the 2024 Annual Meeting of Stockholders scheduled to be held on December 17, 2024 (the “Annual Meeting”).

On December 2, 2024, the Kellner Group issued the press release that appears below and expects to distribute copies to stockholders by mail and electronically:

Kellner Group Urges Stockholders of AIM Immunotech to Vote the Gold Card

Kellner Group Has Financial Resources AIM Needs

Kellner Group Owns 5.04% of Outstanding Shares and is Fully Aligned with Stockholders

AIM Cash Conservation Plan is Too Little Too Late, Exposes Desperate Financial Condition

AIM Stock Price has Declined 99+%

Frantic AIM Board Doubles Down on Attempts to Deceive Stockholders

New York, New York, December 2, 2024: Ted Kellner, as the nominating stockholder and a nominee, together with his other nominees, Todd Deutsch, Robert L. Chioini and Paul W. Sweeney (collectively, the “Kellner Group,” “we” or “us” and, as nominees, the “Kellner Group Nominees”) today issue the following press release in connection with their efforts to bring accountability to the entrenched, incumbent Board of Directors of AIM Immunotech Inc. (NYSE American: AIM).

Kellner Group Has Financial Resources AIM Needs

Collectively, the Kellner Group Nominees have raised over $1.0 billion in investment capital in the past and have the networks and resources to raise the significant capital that will be required for AIM.

•

Mr. Kellner has raised over $500 million in his career as equity capital for early-stage businesses, management buyouts and real estate development projects. Fiduciary Management, the advisory firm he founded, currently manages over $16.0 billion in assets. His real estate development firm currently has $2.3 billion in assets.

•

Mr. Sweeney, with thirty-five years of private equity experience, has raised over $300 million in debt and equity capital for buyout transactions and growth equity investments. These have included $5 million for an early-stage health care data analytics business, $20 million for an early-stage nuclear medicine company and approximately $10 million for a start-up medical device manufacturer.

•

Mr. Chioini, primarily while CEO of Rockwell Medical, raised over $250 million in capital, including registered direct offerings, confidentially marketed public offerings, private placements, business development arrangements and other transactions.

The Kellner Group has the resources and networks to successfully raise funds and provide the necessary runway to finally start creating value for stockholders.

Given the tremendous damage that the incumbent Board has inflicted on AIM’s financial condition, it will be imperative for AIM to raise significant financing in a sustainable way. The incumbent Board simply does not have the credibility, skills, networks or resources to raise the capital that AIM needs. This has been proven over the past almost nine years that the incumbent Board has been in control and failed.

Kellner Group is Fully Aligned with Stockholders

Mr. Kellner and Mr. Deutsch have collectively invested over $7 million in shares of AIM stock. They have each held their shares for several years and are collectively AIM’s largest stockholder. They have put almost $6 million more into their efforts to bring accountability to the incumbent Board, bringing the collective investment to almost $13 million. They have invested much more, and hold more shares, than all of the incumbent Board members combined. The Kellner Group’s motivation is solely to improve AIM’s performance and create value for all stockholders.

Mr. Kellner has disclosed a typical intent to seek reimbursement of expenses that are being incurred for the benefit of all stockholders (unlike the much larger expenses already incurred by the incumbent Board’s self-interested entrenchment campaign that have been paid by AIM to the detriment of stockholders and without giving them any say in the matter). The estimated amount of these expenses is approximately $6 million.1 These expenses would be much, much lower if the incumbent Board had not engaged in a wasteful bad faith entrenchment effort in violation of its fiduciary duties. The Kellner Group also intends to seek to recover expenses from the incumbent Board members personally.

The Kellner Group will seek reimbursement in a manner that is consistent with its fiduciary duties (again, this is unlike the incumbent Board, which engaged in gross waste in violation of its fiduciary duties and caused great harm to AIM and its stockholders in the process). We understand that the Company’s financial condition does not allow for immediate payment and have no intention of worsening the Company’s insolvency. At a minimum, we would seek reimbursement in installments over a two-year period.

We believe we can vastly improve AIM’s financial condition and prospects, and that it is fair and equitable to be reimbursed for funds spent to create benefits for all stockholders. Someone needed to stand up to Equels and the incumbent Board’s years of bullying and intimidation and finally put an end to their reign of value destruction and self-dealing, and the Kellner Group is doing just that.

Unlike the incumbent Board, who have wasted vast amounts of company funds attacking anyone threatening their seats, we have already demonstrated our commitment to fighting for stockholders and the future of AIM by using our own funds to provide stockholders with a real choice and to protect the company’s best interests.

AIM Cash Conservation Plan is Completely Inadequate and Exposes Perilous Financial Condition

The incumbent Board has been engaging in gross waste in their self-interested entrenchment campaign and it has resulted in a lack of clinical progress and viable long-term financing options, rendering AIM functionally insolvent. Near-term obligations, including $4.9 million of unpaid legal bills from its entrenchment campaign against the Kellner Group and $2.6 million of the current portion of the usurious note payable to someone the SEC called a “recidivist violator of the federal securities laws,” exceed its available resources.2 The incumbent Board put AIM in this position by spending an estimated $15-20 million on a 2-year-plus campaign to entrench itself and prevent a meaningful stockholder vote on the election of directors – this was a conscious decision by the AIM Board to stay in control at all costs.3

[1]	Refer to the definitive proxy statement filed by the Kellner Group with the Securities and Exchange Commission (the “SEC”) on November 6, 2024 (the “Proxy Statement”), pg. 27.
[2]

See the Condensed Consolidated Balance Sheets and MD&A included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 filed with the SEC on November 14, 2024 (“2024 Third Quarter 10-Q”). See also the Proxy Statement, pg. 15.

[3]

Represents Kellner Group estimate based on increase in Company’s G&A expense from 2021 to 2023 and explanations provided as disclosed in AIM’s Annual Reports on Form 10-K for past two years, together with continued elevated G&A expenses in 2024 to date as disclosed AIM’s most recent Quarterly Report on Form 10-Q.

Last week, AIM announced a cash conservation plan. This signifies the dire financial situation AIM is in, and how very desperate the AIM directors are in trying to keep their self-enrichment scheme intact. This so-called plan, in which AIM’s directors say they will take their retainer fees in equity rather than cash4, amounts to only approximately $30,000 in savings per month.5 Over the course of a full year, this minor reduction will not even equal the $500,000 in full bonuses paid to Equels and Rodino in May 2024 without any explanation.6

This is not a real plan to address the very serious near-term challenges that AIM faces. It is a drop in the bucket as the incumbent Board continues to burn cash in its wasteful entrenchment campaign, including by continuing to pursue the Florida Section 13(d) litigation despite multiple dismissals and sanctions against AIM and its counsel. In the Board’s self- interested effort to keep control, they continue to attempt to distract and mislead stockholders, including by making bad faith, grossly mischaracterized public disclosures about confidential settlement discussions – under which they are willing to pay any amount of money to keep their majority control and get liability releases.

AIM Stock Price Has Declined 99+%

The incumbent Board continues to put out shockingly false and misleading statements about AIM’s stock price.7 It is a public fact that the AIM stock price has declined by over 99% since the incumbent Board took control in 2016. Yet, the incumbent Board is attempting to say that an unadjusted price from 2016 that does not give effect to reverse stock splits disputes this – but this is delusional, dishonest, or both. When the incumbent Board refers to a pre-split share price of $0.16 in March 2016, this is an inherently misleading attempt to deceive stockholders in material way. A very tiny fraction of a current AIM share (1/528th) traded for $0.16 in 2016. But that is not a relevant measure of AIM’s stock price, which is why the NYSE and other data providers retroactively adjust stock prices to give effect to reverse splits. AIM itself does this in its SEC reports.8 This shows that the incumbent Board are the ones “lying” to stockholders.9

The incumbent Board must take responsibility for the tremendous destruction of stockholder value that has occurred under its watch. Again, we urge stockholders to consider what this egregious attempt to mislead stockholders says about the incumbent Board’s honesty and credibility. It is no wonder that they were found to have violated their fiduciary duty of loyalty to their stockholders. Nothing that the incumbent Board says should be trusted.

[4]

Refer to additional definitive soliciting materials filed by AIM on November 27, 2024. With the record date for the annual meeting having passed, the directors will receive the equity in lieu of cash every two weeks going forward rather than all at once. This is in stark contrast to when the incumbent Board award approximately 900,000 fully vested shares to Equels and Rodino as an advance on a portion of salary for the next year, ahead of the record date and with knowledge of the impending proxy contest. Proxy Statement, pg. 18.

[5]	Based on annual cash compensation for Board members of $125,000 as disclosed in the definitive proxy statement filed by AIM on November 4, 2024.
[6]	Refer to Proxy Statement, pg. 18.
[7]	Refer to additional definitive soliciting materials filed by AIM on November 27, 2024.
[8]

Refer to Annual Report on Form 10-K for year ended December 31, 2016 filed on March 31, 2017, Part II, Item 5 (disclosing historical stock prices in the relevant period adjusted for the 1 for 12 split that took place later in 2016).

[9]

We believe the incumbent Board’s disclosure is a clear violation of Rule 14a-9 under the Exchange Act, both by making false and misleading statements about AIM”s historical stock price (clearly a material fact for stockholders trying to evaluate the incumbent Board’s performance) and by impugning our character by claiming we are lying without any basis.

Incumbent Board is Desperately Trying to Divert Attention from its Epic Failure

The incumbent Board is also trying desperately to cause stockholders to focus on anything other than their massive failures in destroying AIM’s value, including twisting the facts to mislead about the Kellner Group’s background and character. It does this by cherry-picking out-of-context quotations from prior legal proceedings.

And it intentionally omits the most egregious fact, which is that the proceedings ended when the Delaware Supreme Court ruled in 2024 that the incumbent Board breached its fiduciary duties. In describing the Board’s adoption of amended bylaws, the court stated that the “primary purpose was to interfere with Kellner’s nomination notice, reject his nominees, and maintain control” and that the bylaws were “product of an improper motive and purpose, which constitutes a breach of the duty of loyalty.” (emphasis added)

They also conveniently omit that a federal district court in Florida sanctioned AIM and its counsel in 2024 in its Section 13(d) claims against members of the Kellner Group and others – claims that have been dismissed multiple times – for pursuing arguments that were “factually and legally frivolous and advanced for an improper purpose.” (emphasis added)

It is clear that the entrenched AIM Board will say anything and do anything, no matter the terrible consequences to stockholders, in their self-interested effort to keep their board seats at all costs.

These are the relevant facts:

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Each of the Kellner Group Nominees will bring desperately needed skills, resources, experience and credibility to AIM’s Board – each of them is an accomplished and respected business person in their field and none of them has any criminal history whatsoever.

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There are no other AIM stockholders or other third parties involved in the Kellner Group’s activities, nor were there any other AIM stockholders or other third parties involved in Mr. Kellner’s nominations and solicitation for AIM’s 2023 annual meeting of stockholders.

The AIM Board’s tired and pathetic attempt to connect the Kellner Group to Mr. Tudor and Mr. Xirinachs – who have no role whatsoever with the Kellner Group – is just another misleading distraction from their own fiduciary duty breaches, the plummeting stock price that continues to reach new lows and the desperate financial condition of AIM under their watch.

THE KELLNER GROUP URGES ALL STOCKHOLDERS TO VOTE ON THE GOLD PROXY CARD

TODAY TO ELECT

TED D. KELLNER, TODD DEUTSCH, ROBERT L. CHIOINI AND PAUL SWEENEY

If you have any questions, require assistance in voting your GOLD proxy card, or need copies of the Kellner Group’s proxy materials, please contact Okapi Partners at the phone numbers or email address listed below. Please also visit https://okapivote.com/AIM/ for additional information.

Contact:

Okapi Partners LLC

1212 Avenue of the Americas, 17th Floor,

New York, New York 10036

Stockholders may call toll-free: (844) 343-2621

Banks and brokers call: (212) 297-0720

Email: info@okapipartners.com

Important Information and Participants in the Solicitation

The Kellner Group has filed a definitive proxy statement and associated GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the upcoming annual meeting of stockholders of AIM. Details regarding the Kellner Group nominees are included in its proxy statement.

THE KELLNER GROUP STRONGLY ADVISES ALL STOCKHOLDERS OF AIM TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Information regarding the identity of participants in the Kellner Group’s solicitation, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Kellner Group’s proxy statement. Stockholders can obtain a copy of the proxy statement, and any amendments or supplements thereto and other documents filed by the Kellner Group with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the following website: https://www.okapivote.com/AIM. Investors can also contact Okapi Partners LLC at the telephone number or email address set for the above.